Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Michael L. Gibson
President of Investments/CFO
Team Financial, Inc.
(913) 294-9667
mike.gibson@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Quarterly Results

PAOLA, Kansas, August 4, 2006 — Team Financial, Inc. (the Company, Nasdaq: TFIN) today announced net income of $949,000, or $.25 basic and $.24 diluted income per share, for the three months ended June 30, 2006, an increase of 10.5%, compared to $859,000 or $.21 basic and diluted income per share, for the three months ended June 30, 2005.  Net income for the six months ended June 30, 2006 was $1,877,000, or $.48 basic and $.47 diluted income per share, compared to $1,855,000, or $.46 basic and $.45 diluted income per share for the six months ended June 30, 2005, an increase of 1.2%.

As previously disclosed, the Company recorded a loss on the sale of its insurance agency subsidiary during the second quarter of 2005 of approximately $164,000.  The subsidiary was sold effective December 31, 2004.  The loss on the sale of the subsidiary is reported net of the tax effect in discontinued operations.

Net income from continuing operations was $949,000, or $.25 basic and $.24 diluted income per share, for the three months ended June 30, 2006, a decrease of 1.9%, compared to $967,000, or .24 basic and diluted income per share, for the three months ended June 30, 2005.  Net income from continuing operations for the six months ended June 30, 2006 was $1,877,000, or $.48 basic and $.47 diluted income per share, compared to $1,963,000, or $.49 basic and $.48 diluted income per share for the six months ended June 30, 2005.

Net interest income for the three months ended June 30, 2006 increased approximately $678,000, or 13%, from the same period last year, primarily due to the increase in loan balances and a 16 basis point increase in net interest margin.  Non-interest income decreased approximately $190,000, or 10%, primarily due to a decrease in service charge income, a loss taken on investment securities in an effort to reposition the portfolio, and a continued decrease in gain on sales of mortgage loans.  Non-interest expense increased $558,000, or 10%, primarily due to an increase in salary and benefits expense as a result of hiring several new loan officers in the Colorado Springs and Kansas City markets, and an increase in professional fees.

Loans receivable increased approximately $35.1 million, or 8.4%, to $455.3 million at June 30, 2006 compared to December 31, 2005.   This increase was primarily a result of an increase in construction and land development loans.

“We had another steady quarter of loan growth, with $11.7 million loan growth during the quarter.  Our net interest margin remains stronger than what we were experiencing a year ago, despite reversing $100 thousand of interest income as a result of placing approximately $2 million of loans on non-accrual status during the quarter.

We recently received a claim against the representations and warranties provisions of the sales contract of the insurance agency subsidiary that we sold effective December 31, 2004.  We do not believe that any of the claims presented are legitimate and we will dispute all of them.  Although this may mean incurring significant legal costs to defend our position, we firmly believe that the claims presented have no merit,” said Robert J. Weatherbie, Chairman and Chief Executive Officer of Team Financial, Inc.

The provision for loan losses was $157,000 for the three months ended June 30, 2006 compared to $267,000 for the three months ended June 30, 2005.  The allowance for loan losses as a percent of loans receivable was 1.25% at June 30, 2006 and 1.29% at December 31, 2005, and non-performing loans were 1.28% of loans receivable at June 30, 2006 and 1.09% of loans receivable at December 31, 2005.  Though non-performing assets have increased, additional allowances were not necessary as the Company believes the non-performing credits added to non-accrual are well-secured.

Team Financial, Inc. is a financial services company with $716.0 million in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.  For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 913-294-9667.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risks relating to loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

TEAM FINANCIAL, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(In Thousands)

	June 30, 2006	December 31, 2005
Assets
Cash and due from banks	$15,883	$14,592
Federal funds sold and interest bearing bank deposits	7,941	19,768
Cash and cash equivalents	23,824	34,360

Investment securities:
Available for sale, at fair value (amortized cost of $180,249 and $183,719 at June 30, 2006 and December 31, 2005, respectively)	175,528	181,758
Other non-marketable securities (amortized cost of $8,854 and $8,669 at June 30, 2006 and December 31, 2005, respectively)	8,651	8,651
Total investment securities	184,179	190,409

Loans receivable, net of unearned fees	455,278	420,181
Allowance for loan losses	(5,701)	(5,424)
Net loans receivable	449,577	414,757

Accrued interest receivable	5,202	4,607
Premises and equipment, net	16,536	16,359
Assets acquired through foreclosure	856	455
Goodwill	10,700	10,700
Intangible assets, net of accumulated amortization	2,930	3,223
Bank-owned life insurance policies	19,539	19,173
Other assets	2,589	2,486

Total assets	$715,932	$696,529

Liabilities and Stockholder’s Equity
Deposits:
Checking deposits	$175,216	$186,791
Savings deposits	30,251	31,944
Money market deposits	57,443	46,465
Certificates of deposit	269,794	242,678
Total deposits	532,704	507,878
Federal funds purchased and securities sold under agreements to repurchase	3,707	4,036
Federal Home Loan Bank advances	108,100	111,131
Notes payable	6,123	202
Subordinated debentures	16,005	16,005
Accrued expenses and other liabilities	3,652	3,928

Total liabilities	670,291	643,180

Stockholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, no par value, 50,000,000 shares authorized; 4,501,516 and 4,499,470 shares issued; 3,591,084 and 4,034,995 shares outstanding at June 30, 2006 and December 31, 2005, respectively	27,901	27,880
Capital surplus	546	417
Retained earnings	32,212	30,941
Treasury stock, 910,432 and 464,475 shares of common stock at cost at June 30, 2006, and December 31, 2005, respectively	(11,769)	(4,583)
Accumulated other comprehensive loss	(3,249)	(1,306)

Total stockholders’ equity	45,641	53,349

Total liabilities and stockholders’ equity	$715,932	$696,529

TEAM FINANCIAL, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest Income:
Interest and fees on loans	$8,714	$6,775	$16,661	$13,005
Taxable investment securities	1,928	1,858	3,814	3,668
Nontaxable investment securities	271	289	540	579
Other	170	86	307	162

Total interest income	11,083	9,008	21,322	17,414

Interest Expense:
Deposits:
Checking deposits	479	261	939	487
Savings deposits	53	56	106	108
Money market deposits	338	147	577	287
Certificates of deposit	2,632	1,637	4,805	2,984
Federal funds purchased and securities sold under agreements to repurchase	52	33	88	56
FHLB advances payable	1,129	1,176	2,263	2,340
Notes payable and other borrowings	39	15	43	47
Subordinated debentures	389	389	777	777

Total interest expense	5,111	3,714	9,598	7,086

Net interest income before provision for loan losses	5,972	5,294	11,724	10,328

Provision for loan losses	157	267	432	412

Net interest income after provision for loan losses	5,815	5,027	11,292	9,916

Non-Interest Income:
Service charges	904	998	1,751	1,902
Trust fees	206	183	382	370
Gain on sales of mortgage loans	139	212	330	427
Loss on sales of investment securities	(90)	—	(90)	—
Bank-owned life insurance income	214	208	430	416
Other	369	331	718	652

Total non-interest income	1,742	1,932	3,521	3,767

Non-Interest Expenses:
Salaries and employee benefits	3,161	2,833	6,236	5,450
Occupancy and equipment	728	695	1,496	1,367
Data processing	713	722	1,398	1,411
Professional fees	476	320	850	655
Marketing	95	86	175	147
Supplies	85	82	186	161
Intangible asset amortization	148	157	295	313
Other	852	805	1,661	1,627

Total non-interest expenses	6,258	5,700	12,297	11,131

Income from continuing operations before income taxes	1,299	1,259	2,516	2,552

Income tax expense	350	292	639	589

Net income from continuing operations	$949	$967	$1,877	$1,963
Net loss from discontinued operations	—	(108)	—	(108)
Net income	949	859	1,877	1,855

Basic income per share from continuing operations	$0.25	$0.24	$0.48	$0.49
Diluted income per share from continuing operations	$0.24	$0.24	$0.47	$0.48
Basic loss per share from discontinued ops	$—	$(0.03)	$—	$(0.03)
Diluted loss per share from discontinued ops	$—	$(0.03)	$—	$(0.03)
Basic income per share	$0.25	$0.21	$0.48	$0.46
Diluted income per share	$0.24	$0.21	$0.47	$0.45
Shares applicable to basic income per share	3,850,049	4,039,675	3,937,321	4,038,291
Shares applicable to diluted income per share	3,941,529	4,093,333	4,026,881	4,092,261

TEAM FINANCIAL, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars In Thousands, Except Per Share Data)

	As of and For Three Months Ended June 30		As of and For Six Months Ended June 30
Selected Data	2006	2005	2006	2005
Balance Sheet Highlights

Average Assets	$717,370	$674,181	$707,831	$666,642

Average Loans	$457,787	$401,965	$445,481	$393,071

Non Performing Loans	$5,848	$3,595

Performance Ratios

Return On Average Assets	0.53%	0.51%	0.53%	0.56%

Return On Average Equity	7.74%	6.50%	7.39%	7.05%

Average Equity To Average Assets	6.86%	7.86%	7.23%	7.95%

Net Interest Margin On Average Earning Assets During The Period (Tax Equivalent)	3.77%	3.61%	3.78%	3.60%

Efficiency Ratio(a)(c)	81.13%	78.88%	80.66%	78.97%

Book Value Per Share	$12.71	$13.25

Tangible Book Value Per Share(b)(c)	$9.01	$9.84

Asset Quality Ratios

Non Performing Loans As A Percent Of Total Loans	1.28%	0.89%

Non Performing Assets As A Percent Of Total Assets	0.94%	0.56%

Allowance For Loan Losses As A Percent Of Total Loans	1.25%	1.30%

Allowance For Loan Losses As A Percent Of Non Performing Loans	97.49%	145.37%

(a)             Calculated as non-interest expense/(net interest income plus non-interest income)

(b)            Calculated as (stockholders equity less goodwill, less intangible assets, net of accumulated amortization plus mortgage servicing rights) divided by shares outstanding.

(c)             Computation includes the corresponding components of discontinued operations.